Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated June 3, 2021, which contains an explanatory paragraph about Omnichannel Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Omnichannel Acquisition Corp. (as restated), which is contained in the Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
August 11, 2021